EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Synchronoss Technologies, Inc. Amended and Restated 2015 Equity Incentive Plan of our reports dated March 16, 2020, with respect to the consolidated financial statements of Synchronoss Technologies, Inc. and the effectiveness of internal control over financial reporting of Synchronoss Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Iselin, New Jersey
March 19, 2020